Exhibit 2.2

ACQUISITION AGREEMENT

(Shea Boulevard)

This ACQUISITION AGREEMENT (this "Agreement") is entered into this 16th day of December, 2002, to be effective as of December 16, 2002 (the "Effective Date"), by and among FIESTA (SHEA BLVD.), L.L.C., an Oklahoma limited liability company ("Buyer"), FIESTA RESTAURANTS, INC., an Oklahoma corporation ("Seller"), and EATERIES, INC., an Oklahoma corporation ("Eateries").

W I T N E S S E T H:

WHEREAS, Seller owns and operates, among others, that certain restaurant located at 4925 East Shea Boulevard, Phoenix, Arizona, under the trade name "Garcia's Mexican Restaurant" ( the "Restaurant");

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Operating Assets, as more particularly defined herein, located at, pertaining to, or used in connection with the ownership and operation the Restaurant, subject to the terms and conditions set forth herein;

WHEREAS, Seller is a wholly owned subsidiary of Eateries; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions, contemplated by this Agreement, all as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration not recited in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Affiliate" shall mean any person, estate or entity (including, without limitation, an individual, a corporation, a partnership, a trust, unincorporated association or limited liability company), which has a relationship with a Person whereby such Person directly or indirectly controls or is controlled by or is under control with the other, or holds or beneficially owns five percent (5%) or more of the equity interest in the other.

"Applicable Contracts" shall mean (i) the contracts and agreements of Seller and Eateries related to the operation of the Restaurants as set forth in Schedule 3.14 attached hereto, including, without limitation, any capital leases of any fixtures, furniture and/or equipment and any licenses to serve alcoholic beverages, to the extent assignable; (ii) contracts and agreements relating to goods or services for the operation of the Restaurants which by their terms are cancelable on thirty (30) days notice or less and provide for payments over the life of the contract of less than $1,000 per month in the aggregate for each Restaurant ("Immaterial Contracts)"; and (iii) all undelivered purchase orders for Inventory purchased in the ordinary course of business.

"Assets" shall mean the Operating Assets, the Applicable Contracts, the Leases, and the Franchise Agreements.

"Assignment Agreement" shall mean the assignment and assumption of Applicable Contracts in the form of Assignment and Assumption Agreement attached hereto as Exhibit 1.

"Assignment of Lease Agreement" shall mean the assignment and assumption of each of the Leases in the form of Assignment of Lease Agreement attached hereto as Exhibit 3.

"Assumed Contracts" shall mean the Applicable Contracts to be assigned and assumed as set forth on the attached Schedule 2.1.3, pursuant to the Assignment Agreement.

"Balance Sheet" shall mean the unaudited balance sheet of Seller as of September 30, 2002 attached as Exhibit 4.

"Balance Sheet Date" shall mean September 30, 2002.

"Bill of Sale" shall mean the Bill of Sale in the form attached hereto as Exhibit 5.

"Buyer" shall mean Fiesta (Shea Blvd.), L.L.C., an Oklahoma limited liability company.

"Buyer's Closing Documents" is defined in Section 4.2.1.

"Closing" is defined in Section 2.3.

"Closing Date" shall mean the date and time as of which the Closing actually takes place.

"Damages" is defined in Section 10.2.

"Eateries" shall mean Eateries, Inc., an Oklahoma corporation.

"Effective Date" is December 16, 2002.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Facilities" shall mean all real property, leaseholds or other interests and all buildings, structures, improvements, all trade and other fixtures, plumbing, HVAC, electrical systems, parking areas, signage, trade dress, furniture and equipment, located thereon, therein or attached thereto, upon, by and within which Seller and/or Eateries owns, leases or operates the Restaurant.

"Governmental Body" shall mean any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, or other government;

(c) governmental or quasi-governmental authority of any nature, including, without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal;

(d) body exercising, or entitled to exercise, any administrative, executive, legislative, police, regulatory, or taxing authority or power of any nature.

"Inventory" shall mean all unused uniforms, food, alcoholic and non-alcoholic beverages, paper products and unopened cleaning supplies located, in at or on, relating to or used in connection with the Restaurants.

"Leases" shall mean those certain lease agreements for the Restaurants set forth in Schedule 2.1.2.

"Legal Requirement" shall mean any federal, state, local, municipal, or other Order, constitution, law, rule, permit, concession, grant, franchise, license, ordinance, principle of common law, regulation, statute, or treaty.

"License Agreement" shall mean the License Agreement in the Form attached hereto as Exhibit 11.

"Operating Assets" shall mean the personal property (including, without limitation, Seller's right, title and interest in and to any fixtures), operating assets, equipment, and goodwill relating to the Restaurant, including without limitation, the Inventory; leased equipment; signs and signage; databases, point-of-sale, electronic ordering and management information systems hardware, software, manuals and instructions; furniture, furnishings, and decorations; supplies; utility, security and all other deposits, but excluding cash accounts; cash on hand, receivables (including credit card receivables and vendor rebates and refunds arising out of the ownership or operation of the Restaurant prior to the Closing Date) and all other tangible and intangible assets located in, at or on, relating to or used in connection with the operation of the Restaurant, including, without limitation, those assets set forth in Schedule 2.1.1.

"Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator with valid jurisdiction to enter such Order.

"Person" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Purchase Price" is defined in Section 2.2.

"Real Estate Information" is defined in Section 3.5.

"Repair Notice" is defined in Section 5.1.3.

"Restaurant" shall mean the restaurant located at 4925 East Shea Boulevard, Phoenix, Arizona.

"Seller's Closing Documents" is defined in Section 3.2.1.

"Seller's or Eateries' Knowledge or the Knowledge of Seller or Eateries" shall mean the actual knowledge of the Seller or Eateries, as applicable, and, as of the Closing, of the executive officers and directors of Seller and Eateries, of Preston Stockton and of Adam Garbinski.

2. PURCHASE AND TRANSFER; CLOSING

2.1. Purchase. Subject to the terms and conditions of this Agreement, at Closing Seller and Eateries will sell and transfer the Assets to Buyer and Buyer will purchase the Assets from Seller and Eateries as follows:

2.1.1. Transfer of Operating Assets. At Closing but effective the Closing Date, the Seller and Eateries, as their interests may appear, will sell, transfer, assign and convey to Buyer, pursuant to the Bill of Sale, the Operating Assets, as including, without limitation those assets set forth on Schedule 2.1.1, free and clear of all debts, claims, liabilities, liens, security interests and encumbrances, except for liabilities specifically assumed by Buyer under the Assumed Contracts.

2.1.2. Assignment and Assumption of Lease. At Closing but effective the Closing Date, Seller shall transfer, assign and convey to Buyer, and Buyer shall assume, pursuant to the Assignment of Lease Agreement, all of Seller’s right, title and interest under the Lease and to the leasehold estate of the Restaurant, pursuant to the Lease, free and clear of all mortgages, liens, encumbrances, encroachments, easements, leases, tenancies, security interests, covenants, conditions and restrictions, except any matters affecting the leasehold title which would not materially adversely affect or otherwise materially interfere with the use of any of the Facilities as a restaurant. At Closing but effective the Closing Date, subject to the provisions of Section 7.12, Seller shall use commercially reasonable efforts to obtain the written consent of the landlord under the Lease to the assignment by Seller to Buyer of the Lease.

2.1.3. Assignment and Assumption of Assumed Contracts. At Closing but effective the Closing Date, Seller, and Eateries to the extent of its interests, shall transfer, assign and convey to Buyer, and Buyer shall assume, pursuant to the Assignment Agreement, all of Seller's, and Eateries' to the extent of its interests, right, title and interest in and to the Assumed Contracts, as set forth in Schedule 2.1.3, free and clear of all liens, security interests and encumbrances.

2.1.4. Seller's Affidavit. At Closing but effective the Closing Date, Seller shall furnish Buyer with one or more affidavits certifying that (i) no outstanding materialmen’s or mechanics' lien rights exist regarding the Restaurant, (2) the Restaurants is not subject to any lease, oral or written, not disclosed to Buyer herein, and (3) Seller has paid all utility charges due as of the Closing Date, if any, regarding the Restaurant.

2.1.5. Employees. Except as otherwise set forth in Schedule 2.1.5, at Closing but effective the Closing Date, Seller and/or Eateries shall terminate the employment of all employees of the Seller and/or Eateries employed at or in connection with the Restaurant. Buyer shall have the option, but not the obligation, to offer employment on such terms as Buyer deems appropriate, to any or all of the employees of any of the Restaurant, excluding those employees set forth in Schedule 2.1.5. Buyer agrees to continue the existing employee vacation policies and to give the employees credit for vacation time accumulated prior to the Closing Date, subject to the pro-rations set forth in Section 2.4.6. Upon termination of such employees by Seller, Buyer shall offer health insurance coverage to all employees who were covered under Seller's health insurance program based on their employment status at the Restaurants and such coverage will waive all waiting periods and pre-existing condition limitations to the extent an employee was covered under an existing policy; provided, that during any interim time period before such health insurance coverage of Buyer takes effect, all employees shall have the option to continue Seller's health insurance coverage under the terms and conditions as specified by federal law, including, without limitation, COBRA. During such interim time period, Buyer shall reimburse its employees for the cost of the COBRA coverage insurance in excess of the employee share of the cost of Seller's health insurance coverage prior to the termination of employee by Seller.

2.1.6. Liabilities Not Expressly Assumed. Except as expressly set forth in the Assignment Agreement, the Assignment of Lease Agreement, in Schedule 2.1.6 and in Section 10.2, neither Buyer nor any designated Affiliate shall assume or become responsible at any time for any liability, obligation, debt or commitment of Seller or Eateries, whether or not absolute, accrued, asserted, or relating to or arising from the assets covered by this Agreement, including (without limitation) any liabilities, obligations, debts or commitments of Seller or Eateries (a) incident to, arising out of, or incurred with respect to this Agreement and the transactions contemplated by this Agreement, or (b) which otherwise arise because of events, acts or transactions occurring from the operation of the Restaurant prior to the Closing Date. The parties agree and acknowledge that all of Seller's and Eateries' liabilities, obligations, debts and commitments not specifically assumed by Buyer under this Agreement shall remain the sole responsibility of Seller or Eateries, as their respective interests may appear, bearing such responsibility therefor prior to the Closing Date. The assumption of any liabilities, obligations, debts or commitments by Buyer shall not expand the rights or remedies of third parties against Seller or Eateries as compared to the rights or remedies that those parties would have had against Seller or Eateries in the absence of this Agreement.

2.2. Purchase Price.

2.2.1. Purchase Price Calculation. The aggregate purchase price for the Assets will be Twenty Thousand and No/100 Dollars ($20,000.00) subject to adjustment as follows (the "Purchase Price") payable in cash at Closing. At the close of business not more than three (3) days before the Closing Date as mutually agreed by Buyer and Seller, representatives of Seller and Buyer shall conduct (i) an inventory of the Inventory, and (ii) an audit of cash on hand at the Restaurant. At the Closing, Buyer shall pay Seller in cash for the agreed amount of all unopened and unused Inventory, based on the amount reflected in invoices received by Seller for such Inventory, and for all cash on hand. Such payment is not included in the Purchase Price.

2.2.2. Allocation of Profits and Losses. The parties agree that irrespective of the actual Closing Date, the Buyer is to receive the profits and incur any losses arising from the operation of the Restaurant as of the Effective Date. All liabilities, obligations, commitments or risk of loss of Seller and/or Eateries as to the Assets to be assumed by Buyer pursuant to this Agreement will be transferred effective the Closing Date.

2.2.3. Purchase Price Credit. Subsequent to Closing, Buyer will conduct a review and audit of the Company's books and records to determine the existence of any unpaid taxes, liabilities, indebtedness operating costs and/or payables, whether known or unknown and whether absolute, accrued, contingent or otherwise and prorated through the Closing Date where necessary, which arose or accrued prior to the Closing Date including without limitation those arising under the Applicable Contracts. In addition to Buyer's rights set forth in Section 10, Buyer will have the right to offset from the Purchase Price (the "Purchase Price Credit") (i) any amounts, pursuant to Section 2.4, for any outstanding taxes, liabilities, indebtedness, operating costs and/or payables arising or accruing prior to or as of the Closing Date including, without limitation, those arising under Applicable Contracts, and (ii) an amount determined in accordance with Section 5.1 for repair costs. Buyer shall provide Seller with prior notice of any proposed offset to the Purchase Price Credit. Any dispute relating to any offset, which cannot be resolved by the parties within thirty (30) days of such notice, shall be resolved by arbitration in accordance with the terms and conditions of Section 11. Notwithstanding anything to the contrary contained herein, the Purchase Price Credit shall in no manner limit Seller's liability to Buyer, nor Buyer's remedies, under this Agreement.

2.2.4. Transfer and Sales Taxes. Buyer and Seller agree that any and all sales, use, transfer, or other similar taxes or recording costs imposed or as a result of the consummation of the transactions contemplated by this Agreement shall be paid by Seller. Seller shall remit to the appropriate Governmental Body all sales, use, transfer or other similar taxes resulting from the transfer of the Assets pursuant to the provisions of this Agreement.

2.3. Closing. The closing of the transactions contemplated by this Agreement will take place at the offices of Buyer's counsel at 10:00 a.m. (Central Standard Time) on or before December 23, 2002.

2.4. Prorated Amounts. Seller and Buyer shall allocate, prorate and pay the following closing costs and other amounts relating to the transactions contemplated by this Agreement as follows:

2.4.1. Taxes. Seller and Buyer shall prorate and timely pay all real and personal property, ad valorem taxes and assessments due as of the Effective Date. If the 2002 ad valorem tax bills are unavailable, Seller and Buyer shall estimate the 2002 ad valorem taxes by multiplying the amount due in 2001 by one hundred five percent (105%). Seller and Buyer agree to reimburse the other party for any over or under payment of the estimated 2002 ad valorem taxes within thirty (30) days of receiving notice of the actual ad valorem taxes due and owing for 2002.

2.4.2. Rents, Expenses and Other Items. Seller shall timely pay or cause to be timely paid all taxes, liabilities, indebtedness, operating costs, payables, rents, utilities, expenses and other items relating to each of the Restaurants, including without limitation, the rent, percentage rent, if any, and common area maintenance or similar charges and assessments, due under the Lease through the Effective Date.

2.4.3. Assumed Contracts. Seller and Buyer shall prorate through the Effective Date all fees, credits, and expenses relating to the Assumed Contracts, the Lease and all other costs and expenses related to the operation of the Restaurant not otherwise paid by Seller through the Effective Date.

2.4.4. Repairs. Seller and Buyer shall pay or cause to be paid any costs, expenses or adjustments determined prior to the Effective Date relating to the inspection, condition or repair of the Restaurant pursuant to Sections 5.1.2 and 5.1.3.

2.4.5. Receivables, Rebates and Refunds. Seller and/or Eateries and Buyer shall prorate, as of the Effective Date, any rebates, refunds or other incentives received from vendors, suppliers or other parties related to the operation of the Restaurant or purchase of Inventory or other items, irrespective of whether such amounts have been received prior to or after Closing. Buyer shall promptly, within two (2) business days of receipt, pay over to Seller any receivables, rebates or refunds related to or arising out of the ownership or operation of the Restaurant prior to the Effective Date.

2.4.6. Incentive Compensation. Seller and/or Eateries and Buyer shall prorate, as of the Effective Date, any incentive compensation due to any Restaurant employee irrespective of whether such amounts are due and payable to such employee prior to or after Closing and (ii) the amount of compensation equivalent to any vacation time accrued prior to the Effective Date for any employee to be employed by Buyer.

2.4.7. Post-Closing Reconciliation. Any pro-rations unable to be conclusively determined at Closing because of the unavailability of precise information required in order for the pro-rations to be determined, including, without limitation, the pro-rations for percentage rent, as provided in Section 2.4.2, shall be estimated by the parties at Closing, with adjustments to be made promptly between the parties as soon as the necessary information becomes available. The provisions of this Section 2.4.7 shall survive Closing for a period of twelve (12) months.

2.5. Management Agreement. As a condition precedent to Closing, the Restaurant shall be included in the Management Agreement to be entered into by and between Eateries and Fiesta, L.L.C., an Oklahoma limited liability company.

2.6. License Agreement. Buyer shall be made a party to the License Agreement by and between Seller and/or Eateries and Fiesta, L.L.C., an Oklahoma limited liability company, of even date herewith or receive an assignment of the rights of Seller and/or Eateries under such License Agreement as to the Restaurant.

2.7. Liquor Licenses. Seller and Eateries shall use their best efforts, without incurring any out-of-pocket costs not otherwise reimbursed by Buyer, to assist Buyer in obtaining licenses for the purchase, sale and service of alcoholic beverages for the Restaurant. This obligation shall survive Closing.

2.8. Possession. At the Closing, Seller will transfer to Buyer exclusive possession of the Assets free, clear and discharged of possession or use and the right of possession or use by any and all Persons, except third party landlords under the Leases.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Eateries jointly and severally represent and warrant to Buyer as follows:

3.1. Organization and Good Standing and Title to the Assets.

3.1.1. Seller. Seller is a corporation duly formed, validly existing and in good standing under the laws of the state of Oklahoma, and is duly qualified to do business and in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification, with full power and authority to conduct its business as it is now being conducted, to own or use the property and assets that it purports to own or use, and to perform all its obligations under this Agreement and Seller's Closing Documents.

3.1.2. Eateries. Eateries is a corporation duly formed, validly existing and in good standing under the laws of the state of Oklahoma, with full power and authority to conduct its business as it is now being conducted, to own or use the property and assets that it purports to own or use, and to perform all its obligations under this Agreement and Seller's Closing Documents.

3.1.3. Title to Seller's Assets. Seller owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property and inventory acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). To Seller's best knowledge, all properties and assets reflected in the Balance Sheet are free and clear of all liens, encumbrances, security interests and claims of any Person, except as otherwise specifically disclosed herein. Seller, in accordance with its respective interests therein, has good title to all of the Operating Assets, to the extent of its interest therein and to Seller's best knowledge, free and clear of all liens, claims, security interests and encumbrances, except as specifically disclosed herein to Seller's best knowledge; Seller has good and marketable title to the leasehold estate of the Restaurant, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, and restrictions, except matters affecting the leasehold interest which would not materially adversely affect or otherwise materially interfere with the operation by Buyer of the Restaurant under such Lease, no Person has any right to purchase or otherwise acquire any interest in the Seller, including but not limited to, any option, right of first refusal or preemptive right that has not been otherwise waived or released prior to Closing and no Person has a right to acquire any of the Assets; and Eateries owns one hundred percent (100%) of the ownership interests in Seller.

3.1.4. Title to Eateries' Assets. Eateries owns no interest in any of the Assets except certain Assumed Contracts as set forth therein. Eateries owns one hundred percent (100%) of the capital stock of Seller.

3.2. Authority; Binding Agreement; No Conflict.

3.2.1. Authority; Binding Agreement. This Agreement constitutes the legal, valid, and binding obligation of Seller and Eateries, enforceable against Seller and Eateries in accordance with its terms. Upon the execution and delivery by Seller and Eateries of this Agreement and the documents and agreements delivered by Seller and Eateries in accordance with this Agreement (collectively, the "Seller's Closing Documents"), will constitute the legal, valid, and binding obligations of Seller and Eateries, enforceable against Seller and Eateries in accordance with their respective terms. Seller and Eateries have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations under this Agreement and the Seller's Closing Documents.

3.2.2. No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller or Eateries, or (B) any resolution adopted by Seller, Eateries or the stockholders of Seller or Eateries;

(ii) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated under this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Eateries or Seller or any of the assets owned or used by Eateries or Seller, may be subject, including without limitation, transfer or bulk sales laws, but not including the laws pertaining to the transfer of liquor licenses;

(iii) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Eateries or Seller or that otherwise relates to the business of, or any of the assets owned or used by, Eateries or Seller, but not including the laws pertaining to the transfer of liquor licenses;

(iv) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract;

(v) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Eateries or Seller; or

(vi) cause Eateries or Seller to be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated under this Agreement, with the exception of third party landlords of certain of the Restaurants, if any.

3.3. Financial Statements. Seller has delivered to Buyer unaudited balance sheets of Seller as of December 31 for the years 2000 and 2001, and the related unaudited statements of income for each of the Restaurants for the fiscal years then ended. Such financial statements including, without limitation, the Balance Sheet, accurately and fairly present in all material respects the financial condition and the results of operations as of the respective dates and for the periods referred to in such financial statements in compliance with all Legal Requirements, including, without limitation, all federal income tax statutes, rules and regulations.

3.4. Agreements, Books and Records. The books of account, minute books and other records of Seller pertaining to the Restaurant, all of which have been or will be made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings held and actions taken by the members and committees of Seller. Seller, and/or Eateries, shall maintain the existing books and records being maintained for the Restaurant for a period of at least three (3) years after the Closing Date and shall provide access to those books and records during such time period to one or more representatives, or designees of Buyer who have entered into a contract with Buyer to purchase the Restaurant or Buyer, during regular business hours and upon reasonable advance notice, to the extent reasonably necessary to Buyer.

3.5. Leases. Seller has good and marketable title to the leasehold estate of the Restaurant, free and clear of all mortgages, liens, encumbrances, encroachments, easements, leases, tenancies, security interests, covenants, conditions and restrictions, except matters affecting the leasehold title which would not materially adversely affect or otherwise materially interfere with the use of the Facilities as a restaurant; and Seller has exclusive possession of the Assets free, clear and discharged of possession or use and the right of possession or use by any and all Persons, except for the interests of the respective landlord under each of the Leases. Seller has provided to Buyer, or will provide upon execution of this Agreement, an accurate and complete copy of the Lease and, to the extent in Seller's or Eateries' possession or control, all surveys, title commitments, environmental reports, non-disturbance agreements and such other documents and information reasonably requested by Buyer covering or relating to the leaseholds or real estate where the Restaurant is located (collectively, the "Real Estate Information").

3.6. Sufficiency of Assets. As of the day following the Closing Date, the Operating Assets shall be in good operating condition and repair, ordinary wear and tear excepted, and shall be sufficient for the continued operation of the Restaurant after the Closing Date in substantially the same manner as conducted by the Seller prior to the Closing Date. Seller, to the extent possible, shall and hereby assign effective as of Closing Date all warranty rights of Seller, if any, with respect to the assets transferred pursuant to this Agreement.

3.7. Inventory. As of the day following the Closing Date, the Inventory located at the Restaurant shall be sufficient for the continued operation of the Restaurant after the Closing Date in substantially the same manner as conducted by the Seller prior to the Closing Date. All Inventory being acquired by Buyer in accordance with Section 2.2.1 shall consist of a quality usable and salable in the ordinary course of business, consistent with the past practices of Seller.

3.8. No Undisclosed Liabilities. To Seller's or Eateries' Knowledge, and except as set forth in the Balance Sheet or otherwise in this Agreement, neither Seller, nor Eateries as related to the Restaurant, has any liabilities or obligations of any nature, whether known or unknown and whether absolute, accrued, contingent, or otherwise which would materially adversely or otherwise materially interfere with the use by Buyer of the Operating Assets as a restaurant.

3.9. Taxes.

3.9.1. Tax Returns. Seller and Eateries on behalf of Seller and as related to the Restaurant, have timely filed (taking into account all extensions of time) with all appropriate governmental agencies all federal, state, commonwealth, local, foreign and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, Social Security, payroll, sales and use, profits, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state, foreign jurisdiction, any commonwealth, municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof. All such returns and reports as are based on income have been prepared on the same basis as those of previous years. All federal, state, county, commonwealth, foreign, local and other governmental taxes of Seller and of Eateries as related to Seller and/or the Restaurant and all interest, penalties, assessments, deficiencies, charges, fees or other government impositions or charges accrued, due, or claimed to be due, to any such taxing authority with respect to the foregoing, have been fully paid. There is no liability for taxes in excess of the amounts so paid.

3.9.2. Pending Tax Matters. Except as set forth in Schedule 3.9.2 neither Seller, nor Eateries as it relates to the Restaurant or Seller, is a party to any pending federal, state, commonwealth, municipal or foreign action, or proceeding for the collection of taxes or any other governmental charges, and to the Knowledge of Seller, the assertion of any such claim is not threatened. Neither Seller, nor Eateries as it relates to the Restaurant or Seller, has received notice from any Governmental Body, including, without limitation, the Secretary of the Treasury, of the commencement of any administrative proceeding, or of a final administrative adjustment resulting from any such proceeding.

3.9.3. Payment of Taxes. Seller, and Eateries as it relates to the Restaurant or Seller, have to the best of their Knowledge, paid or shall pay all taxes of every kind and description relating to the Restaurant through any date or period of time prior to the Closing Date, payable by Seller or Eateries to the United States, the state in which a Restaurant is located, or any other taxing authority, and which could give rise to a lien against the assets to be transferred to Buyer pursuant to this Agreement. Nothing contained herein shall be construed to require Seller or Eateries to pay any regular or special taxes before they become due.

3.9.4. Reports. To Seller's or Eateries' Knowledge, there have been no reports prepared by any agent of the Internal Revenue Service with respect to any tax matter involving Seller, the Assets, or Eateries as it relates to the Restaurant or Seller. Seller agrees to provide to Buyer such other tax information as Buyer may reasonably request relating to the Restaurant and to assist the other in the preparation of its personal property and other tax returns, reports, assessments, and statements of the business of the Restaurant.

3.10. No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Restaurant and no event has occurred or circumstance exists that would be reasonably anticipated to result in such a material adverse change, other than distributing of cash and cash equivalents to Seller in accordance with this Agreement.

3.11. Employment Matters.

3.11.1. Compliance. Except as set forth in Schedule 3.11.1, neither Seller, nor Eateries as it relates to the Restaurant, has had at any time during the last two (2) years, nor is there, to the Knowledge of Seller, nor Eateries as it relates to the operation of the Restaurant, now threatened, any labor dispute, arbitration proceeding, complaint, charge, case, controversy, walkout, work stoppage, or any other similar occurrence relating to union activity that adversely affects, or may adversely affect, the assets, the properties, the business, the operations, or the condition, financial or otherwise, of Seller or operations of the Restaurant. Seller, and Eateries as it relates to the operation of the Restaurant, are in material compliance with all applicable Legal Requirements relating to wages and the payment thereof, hours of work, collective bargaining agreements, workers' compensation laws and the withholding and payment of Social Security and similar taxes, including without limitation ERISA and the Americans with Disabilities Act. Seller and Eateries as it relates to the operation of the Restaurant, have withheld all amounts required by Legal Requirements or agreement to be withheld from the wages or salaries of its employees. Seller and Eateries as it relates to the operation of the Restaurant, are not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. Except as set forth on Schedule 3.11.1, there are no controversies, claims, charges or complaints, pending, or to the Knowledge of Seller, or Eateries as it relates to the operation of the Restaurant, threatened, by any employee or former employee of Seller, or Eateries as it relates to the Restaurant, including, without limitation, any controversy, claim, or complaint regarding unfair labor practices, wages, workers' compensation, employment-related torts, wrongful termination, sexual harassment, employment discrimination, or any other similar claims.

3.11.2. Benefit Plans. Schedule 3.11.2 includes a complete and accurate list of all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of ERISA and all other employee benefit agreements or arrangements, including but not limited to deferred compensation plans, incentive plans, vacation plans, bonus plans or arrangements, stock option plans, stock purchase plans, Seller or Eateries purchase plans, severance pay plans, cafeteria plans, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three (3) years of the Closing Date, or have been approved before this date but are not yet effective, for the benefit of partners, members, managers, officers, directors, shareholders, Affiliates, employees, or former employees (or beneficiaries of any of them) of Seller or Eateries as it relates to the Restaurant.

3.11.3. No Carryover Liability. The consummation of this Agreement, and the employment by Buyer of former employees of Seller or Eateries, including, without limitation, Preston Stockton, will not result in any carryover liability to the Buyer relating to benefit plans maintained by or on behalf of Seller or Eateries as set forth in Schedule 3.11.5, nor does Seller, or Eateries as it relates to the operation of the Restaurant, have any liability for taxes, penalties, interest or any other claims resulting from any employee pension benefit plan, employee welfare benefit plan, or other employee benefit agreement, or arrangement set forth in Schedule 3.11.2. As to employee pension benefit plans of the Seller and/or Eateries as it relates to the operation of the Restaurant: neither Seller nor Eateries has become liable to the PBGC under Section 4062, 4063 or 4064 of ERISA; nor has made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA, and all group health plans maintained by Seller, or Eateries as it relates to the operation of the Restaurant, have been operated in compliance with Section 4980B(f) of the IRC.

3.11.4. No Sponsorship. The parties agree that, unless otherwise assumed in writing, Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any employee pension benefit plan, any employee welfare benefit plan, or other employee benefit agreement or arrangement maintained by Seller or by Eateries for any employees, former employees, retirees, their beneficiaries or any other person.

3.11.5. Employees and Compensation. Except as set forth in Schedule 3.11.5, there are no Persons employed in operations at the Restaurant, whether employees of Eateries, Seller or otherwise. Schedule 3.11.5 also sets forth the salaries and compensation of each employee of Seller, or Eateries as it relates to the operation of the Restaurant, for the six (6) months preceding the date of this Agreement.

3.11.6. Employment Claims. Seller agrees that Seller, and not Buyer, shall be solely responsible for all liability, costs, and expenses (including reasonable attorneys' and investigative fees and costs) for all existing employment claims, including, without limitation, those claims set forth in Schedule 3.11.1, arising from or relating to any employee or former employee of Seller, or of Eateries employed in operations at the Restaurant, during their employment by the Seller prior to and through the Closing Date, including, without limitation, those claims relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination, workers' compensation, unemployment benefits, any employment-related tort or any other claim or charge of or by any such employee, or any of the foregoing arising as a result of conditions, actions, fact or events or series of actions, facts or events which occurred prior to the Closing Date. Seller and Buyer agree to cooperate and consult together in the conduct of the defense of any such employment claims relating to any employee or former employee of the Restaurant.

3.12. Litigation. Except as set forth in Schedule 3.12, there are no: (i) Orders or settlements within the preceding three (3) years relating to any action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, nor (ii) any actions, suits, claims, investigations, legal, administrative, arbitration or other proceedings, or governmental investigations or examinations, any violation of any Legal Requirement, or any change in any zoning or building ordinance, affecting Seller, the Assets, the Restaurant, or Eateries as it relates to the operation of the Restaurant, pending, or to the Knowledge of Seller or Eateries, threatened against, relating or with respect to Seller, the Assets, the Restaurant, or Eateries as it relates to the operation of the Restaurant, or their respective businesses, properties, assets or operations, at law or in equity.

3.13. Absence of Certain Changes and Events. Except as set forth in Schedule 3.13, since the date of the Balance Sheet, Seller, and Eateries as it relates to the operation of the Restaurant, has conducted its business only in the ordinary course of business and there has not been any:

grant of any options to purchase any ownership interest in Seller;

payment or increase by Seller, or Eateries as it relates to the Restaurant, of any bonuses, salaries, or other compensation to any officer, director, shareholder or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any member, or employee other than oral employment contracts terminable at will deemed entered into with employees, other than management personnel, hired since the Balance Sheet Date;

adoption of, or increase in the benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Seller as it relates to the Restaurant;

damage to or destruction or loss of any asset or property of the Restaurant or used in the operation of the Restaurant, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Restaurant;

entry into, termination of, or receipt of notice of termination of any contract other than in the ordinary course of business, provided such contract is terminable upon not less than thirty (30) day notice to the contracting party thereunder; or

sale, other than sales of inventory in the ordinary course of business, lease, Restaurant closing or other disposition of any asset or property of the Restaurant or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Restaurant.

3.14. Contracts; No Defaults. Schedule 3.14 contains a complete and accurate list, and Seller has, or will have upon execution of this Agreement, delivered to Buyer true and complete copies of, each written Applicable Contract other than Immaterial Contracts. Except as otherwise set forth in Schedule 3.14, the Seller is in full compliance with all terms and requirements of each Applicable Contract and each Applicable Contract is in full force and effect and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract nor has the Seller received any notice of any of the foregoing. Except as set forth in Section 5.7, the Seller has not entered into any written or verbal agreement to relocate any manager or supervisor of the Restaurant.

3.15. Existing Improvements. Seller or Eateries has received and paid for all permanent certificates of occupancy; all licenses, permits, authorizations, and approvals required by any Governmental Body having jurisdiction and all requisite certificates of the local board of fire underwriters (or other body exercising similar functions) for the building and improvements on each of the Restaurants, all of which shall remain in full force and effect until the Closing Date. To Seller's and Eateries' Knowledge, none of the improvements located on the real property of any of the Restaurant encroach on any other Person's property and all of the improvements located on the real property of the Restaurant complies with all applicable setback lines and other building restrictions.

3.16. Use of the Restaurant. To Seller's and Eateries' Knowledge, the Restaurant is zoned lawfully and properly for use by Buyer for the intended operation of a Garcia's Mexican restaurant or is subject to exceptions or variances from all zoning laws, and, except as disclosed in Schedule 3.16, neither Seller nor Eateries have any Knowledge of: (i) any proposed public improvements or condemnations which may result in special assessments or in any material reduction in the usefulness of the Restaurant to Buyer, (ii) any plans or requirements for the material alteration or correction of any existing conditions of the Restaurant, or (iii) any other facts that might materially adversely affect the condition, suitability or usefulness of the Restaurant to Buyer for the operation of a Garcia's Mexican restaurant.

3.17. Compliance with Laws. Seller, and Eateries as it relates to the Restaurants, have complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions affecting and pertaining to the Restaurant. The performance of this Agreement will not result in any breach of, constitute a default under, or result in the imposition of any lien or encumbrance on the Restaurant under any agreement or other instrument binding on the Restaurant, or Seller which is not released or paid at Closing except for the Lease as to which the consent of the landlord to its assignment to Buyer will not have been obtained.

3.18. Special Assessments. To Seller's and Eateries' Knowledge, there are no delinquent special assessments which would affect the Restaurant, whether or not constituting a lien on the Assets of the Restaurant.

3.19. Parties in Possession. With the exception of third party landlords pursuant to the Lease, no third parties are in possession of any portion of any of the Facilities as lessees, tenants at sufferance, trespassers, or otherwise.

3.20. Broker's or Finder's Fee. Neither Seller nor Eateries has entered into any agreement with any broker or finder that would require the payment by any party to this Agreement of a broker's or finder's fee.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Eateries as follows:

4.1. Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Oklahoma.

4.2. Authority; No Conflict.

4.2.1. Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, and any other documents or agreements delivered by Buyer in accordance with this Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents, will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

4.2.2. Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) conflict with, or result in a violation of (A) any provision of the articles of organization or operating agreement of the Buyer, or (B) any resolution adopted by Buyer or the managers or members of Buyer;

(ii) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated under this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer or any of the assets owned or used by Buyer, may be subject, including without limitation, transfer or bulk sales laws;

(iii) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer;

(iv) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Buyer; or

(v) cause Buyer to be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated under this Agreement.

4.3. Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. The performance by the Buyer of its respective obligations under this Agreement does not require the consent or approval of any Person, agency or court not already obtained, and will not conflict with, result in a breach of any terms of, or constitute a default under any agreement or order, statute, rule or regulation binding on it.

4.4. Litigation. Buyer knows of no pending or threatened legal proceedings which seek or would seek to prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

4.5. Broker's or Finder's Fee. The Buyer has not entered into any agreement with any broker or finder that would require the payment by any party to this Agreement of a broker's or finder's fee.

5. COVENANTS OF SELLER

5.1. Inspection Period/Meeting with Employees.

5.1.1. Inspection Period. From the Effective Date through the Closing Date (the "Inspection Period"), Buyer shall have the right, at its expense, to inspect the Facilities and equipment of the Restaurant for the operation of a restaurant by Buyer. During the Inspection Period the Buyer and its representatives shall have the right, in addition to the provisions of Section 5.2, below, to obtain commitments for title insurance and to enter upon the Facilities at the Restaurant to conduct investigations, including, without limitation, surveys; engineering, planning and feasibility studies; environmental inspections and assessments; an inspection of the Facilities; a study of the availability of utilities, drainage, access and sewer facilities; and any other investigations the Buyer may desire to determine the suitability of the Restaurants for the operation of a restaurant by the Buyer. The Buyer shall conduct its investigations in a manner and at the times of day reasonably agreed to with the Seller.

5.1.2. Material Deficiencies. If material deficiencies are discovered during the Inspection Period that exceed $5,000.00 in the aggregate to repair and Buyer has given Seller written notice of such deficiency, Seller will have the option of fixing such deficiency for a period of thirty (30) days following the Inspection Period. If Seller does not fix such material objection during the cure period, Buyer, Seller and Eateries shall have the absolute right, in their sole discretion, to terminate this Agreement by giving written notice of such termination or decision not to close to the other party. For purposes of Section 5.1 "material deficiency" shall mean a deficiency that interferes with the customary efficiency, operations or safety of a Restaurant and not related to normal wear and tear associated with Facilities or the age of the respective Restaurants and Facilities, but assuming a normal level of maintenance.

5.1.3. Meetings with Employees. Beginning on the Effective Date, Buyer may begin meeting with the employees of the Restaurant at times and under circumstances reasonably agreed to with Seller.

5.2. Access and Investigation. Between the Effective Date and the Closing Date, Seller and Eateries will, and will cause their representatives to, (i) afford Buyer and its representatives full and free access to Seller's and the Restaurants' personnel (subject to the provisions of Section 5.1.3), assets, properties, contracts, books and records, and other documents and data; (ii) furnish Buyer and its representatives with copies of all contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (iii) furnish Buyer and its representatives with such additional financial, operating, and other data and information relating to the Restaurants and the Facilities in Seller’s possession or control as Buyer may reasonably request. In addition, Seller and/or Eateries agree to make the foregoing information available to any designee of Buyer who has entered into a contract with Buyer to purchase the Restaurant or Buyer. Buyer, or its designee as applicable, shall indemnify and hold Seller and Eateries harmless from any claims or actual damages arising from Buyer's or its designee's, or their respective representative's access to the books and records or the Assets, including, without limitation, the Facilities.

5.3. Operation of the Businesses of the Restaurant. Between the Effective Date and the Closing Date, Seller and Eateries will:

a) conduct the business of Seller and the Restaurant, and Eateries as it relates to the Restaurant, only in the ordinary course of business;

b) use commercially reasonable efforts to preserve intact the current business organization of Seller and the Restaurant, keep available the services of the current managers, supervisory personnel, employees, and agents of Seller and the Restaurant, and maintain the relations and good will with franchisees, suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Eateries, Seller and the Restaurant;

c) confer with Buyer concerning operational matters of a material nature;

d) not enter into, amend, terminate or otherwise modify any material contracts or obligations, including, without limitation, the Applicable Contracts or the Lease; and

e) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Restaurant.

5.4. Notification. Between the Effective Date and the Closing Date, Seller will promptly notify Buyer in writing if Seller or Eateries becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Eateries' representations and warranties as of the Effective Date, or if Seller or Eateries becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller or Eateries will promptly notify Buyer of the occurrence of any breach of any covenant of any Seller or Eateries in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely. Seller will also notify Buyer of any changes in the management or supervisory personnel at the Restaurant.

5.5. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller and Eateries will not, and will cause their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than Inventory in the ordinary course of business) of Seller, including, without limitation, the Restaurant, the Facilities, or any ownership interest in Seller, or any merger, consolidation, business combination, or similar transaction involving the Seller.

5.6 Employees. Seller hereby covenants and agrees that neither Seller, nor any Affiliate, will solicit for employment or employ, for a period commencing on the date hereof and ending six (6) months from the date of Closing, any of the persons who are currently employees of Seller unless Buyer elects not to hire such employee.

5.7 Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions in Section 7 to be satisfied.

6. COVENANT OF BUYER

Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7.8, 7.10 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to consummate the transactions contemplated under this Agreement and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1. Accuracy of Representations. All of Seller's and Eateries' representations and warranties in this Agreement, considered collectively, and each of these representations and warranties, considered individually, must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2. Seller's and Eateries' Performance. All of the covenants, agreements and obligations that Seller or Eateries is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered collectively, and each of these covenants and obligations, considered individually, must have been duly performed and complied with in all material respects.

7.3. Consents. Subject to the terms and conditions of Section 7.2, each of the consents required in this Agreement, must have been obtained and must be in full force and effect.

7.4. Closing Obligations. Each of the following must have been delivered to Buyer:

a) executed Seller's Closing Documents;

b) a certificate executed by Seller and Eateries representing and warranting to Buyer that each of Seller's and Eateries' representations and warranties in this Agreement and Schedules attached hereto was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's or Eateries' representations and warranties, (ii) evidencing the performance by Seller or Eateries of, or the compliance by Seller or Eateries with, any covenant or obligation required to be performed or complied with, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated under this Agreement.

7.5. No Proceedings. Since the Effective Date, there must not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated under this Agreement.

7.6. No Claim Regarding Stock or Sale Proceeds. There must not have been made or threatened by any Person, any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any ownership interest in Seller or the Assets, or is entitled to all or any portion of the Purchase Price.

7.7. No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time), materially conflict with, or result in a material violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8. Lease/Real Estate. Buyer will have received, in its sole reasonable determination, adequate and necessary Real Estate Information. Buyer will have inspected the Facilities and reviewed the Real Estate Information and Lease and will have determined, in its sole discretion that the Lease and Facilities are acceptable, and, subject to the provisions of Section 7.12, obtained any necessary approvals or consents from third party landlord.

7.9. Management. The Restaurant will have been included the Management Agreement with Seller, and Buyer will be satisfied, in its sole reasonable determination, that the Restaurant will continue to have experienced supervisory management upon current compensation terms.

7.10. Liquor Licenses. Subject to the provisions of Section 7.12, Buyer will have received, in its sole determination, any and all licenses, permits and approvals necessary for the purchase, storage, sale and service of alcoholic beverages at the Restaurant.

7.11. UCC Searches. Buyer will have conducted and received UCC lien searches on Seller, the Assets, and Eateries as it relates to the Restaurant and Seller, and the result of such searches must be in form and substance reasonably acceptable to Buyer.

7.12. Conditions Subsequent. The parties agree and acknowledge that it is anticipated that the parties will not be able to obtain (i) the consents of each of the third party landlord under the Lease or (ii) the transfer of or new liquor license as of the Closing Date. Buyer will consummate the Closing as to the Restaurant, provided, if Buyer has not received the consent of the landlord under the Lease and either a transferred or a new liquor license for the Restaurant on or before one hundred eighty (180) days after the Closing Date, Buyer and Seller will in good faith attempt to devise a solution by which Buyer still receives the contemplated economic benefits of such affected Restaurant, including solutions such as a (i) management agreement; (ii) sublease arrangement or (ii) net profits interest. In the event Buyer and Seller are unable in good faith to agree to a solution, Buyer shall have the right to rescind the purchase of the Assets as to such Restaurant for which the consent and/or the liquor license has not been received. Set forth in Schedule 7.14 hereto is an agreed allocation by the parties of the Purchase Price to each Restaurant. In the event Buyer rescinds the purchase of the Restaurant, then Seller shall return to Buyer one hundred percent (100%) of the Purchase Price and the net loss (if any) of the Restaurant since the Closing Date and Buyer shall return to Seller the net profit (if any) of the Restaurant since the Closing Date.

8. CONDITIONS PRECEDENT TO SELLER'S AND EATERIES' OBLIGATIONS TO CLOSE

Seller's and Eateries' respective obligations to sell the Assets, consummate the transactions contemplated under this Agreement and to take the other actions required to be taken by Seller and Eateries at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller and/or Eateries, in whole or in part):

8.1. Accuracy of Representations. All of Buyer's representations and warranties in this Agreement, considered collectively, and each of these representations and warranties, considered individually, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2. Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered collectively, and each of these covenants and obligations, considered individually, must have been performed and complied with in all material respects.

8.3. Documents. Buyer must have executed or caused to be executed and delivered to Seller the Buyer's Closing Documents and such other documents as Seller or Eateries may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the transactions contemplated under this Agreement. Buyer shall also deliver a certificate executed by Buyer representing and warranting to Seller and Eateries that each of Buyer's representations and warranties in this Agreement hereto was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

8.4. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Assets to Buyer, that has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5. No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Seller Eateries, or against any Affiliate of Seller or Eateries, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated under this Agreement.

8.6. No Claim Regarding Assets or Sale Proceeds. There must not have been made or threatened by any Person, any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any ownership interest in Seller or the Assets, or is entitled to all or any portion of the Purchase Price.

8.7. No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time), materially conflict with, or result in a material violation of, or cause Seller or Eateries, or any Affiliate of Seller or Eateries, to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

9. TERMINATION

9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

c) by mutual consent of Buyer and Seller; or

d) subject to the terms and conditions of Section 7.12, by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2002.

9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11 and 12 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. SURVIVAL; INDEMNIFICATION.

10.1. Survival of Representations and Warranties.

(a) The parties hereto agree to shorten the applicable period of limitation of claims for breach of representations and warranties under this Agreement that might otherwise prevail under applicable law and for that purpose each and every representation and warranty set forth in this Agreement shall survive the Closing until one (1) year after the Closing Date, except the representations and warranties contained in Section 3.6, which shall survive the Closing Date for one hundred eighty (180) days.

(b) From and after one (1) year from the Closing Date, neither Seller, Eateries nor Buyer shall be under any liability whatsoever with respect to any such representation or warranty or any obligation or liability based upon such representation or warranty, except for breaches as to which a party shall have given notice (specifying, with reasonable particularity, the facts establishing such breach and the specific nature and amount of damages for which indemnification is sought) to the breaching party or parties prior to the date such applicable period of survival terminates.

(c) The provisions of this Section 10.1 shall have no effect upon any covenants or agreements of the parties hereto, that, by their terms, are to have effect or be performed after the Closing Date.

10.2. Seller's and Eateries' Indemnities. Seller and Eateries, from and after the Closing Date, shall indemnify and hold Buyer and its members, managers, agents, employees, representatives, successors, and assigns harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liabilities, including taxes, and all expenses, including interest, penalties, and attorneys' and accountants' fees and disbursements (collectively, "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from:

(i) Seller's or Eateries' misrepresentation, breach of warranty, or failure to perform any covenant or agreement made or undertaken by Seller or Eateries in this Agreement or in any other agreement, certificate, Schedule, Exhibit, or writing delivered to Buyer pursuant to this Agreement or in connection with the transactions contemplated under this Agreement;

(ii) notwithstanding any disclosures or representations by Seller or Eateries, all disputes, litigation, settlements, administrative or other proceedings, and all related or subsequent litigation, appeals or administrative action and all debts, obligations, and liabilities arising out of or in connection with any facts existing prior to the Closing Date, including, without limitation, operation of the Restaurants or the Franchise Agreements, and all disputes, litigation, settlements, administrative or other proceedings related thereto;

(iii) any liability, claim, cause of action, or debt associated with the ownership or operation of the Restaurants or the Franchise Agreements prior to the Closing;

(iv) any liability claim, cause or action, or debt associated with the Leases until such time, if any, that the Lease is assigned to Buyer and the consent or approval of the landlord is obtained in accordance with Section 7.8;

(v) any liability claim, cause or action, or debt associated with the excluded assets; and

(vi) all Damages arising from or in connection with any action, suit, proceeding, or claim incident to any of the foregoing.

10.3. Buyer's Indemnity. Buyer, from and after the Closing Date, except as otherwise provided herein, shall indemnify and hold Seller and Eateries, and its respective officers, directors, shareholders, agents, employees, representatives, successors, and assigns harmless from and against any Damages incurred in litigation or otherwise, and an investigation relating thereto by any of the above named individuals resulting from:

(i) Buyer's misrepresentation, breach of warranty, or failure to perform any covenant or agreement made or undertaken by Buyer in this Agreement or in any other agreement or certificate delivered by Buyer to Seller or Eateries pursuant to this Agreement or in connection with the transactions contemplated under this Agreement;

(ii) all disputes, litigation, settlements, administrative or other proceedings, and all related or subsequent litigation, appeals or administrative action, and all debts, obligations, and liabilities arising out of or in connection with the Assumed Contracts, the Lease (but only from and after the date such Lease is assigned to Buyer and the consent or approval of the landlord is obtained in accordance with Section 7.8) or the ownership or operation of the Restaurant following the Closing Date, in each case, however, other than the Damages for which Seller is obligated to indemnify Buyer under Section 10.1 above;

any liability, claim, cause of action, or debt associated with the ownership or operation of the Restaurant after the Closing Date;

any liability, claim, cause of action, or debt expressly assumed by Buyer under this Agreement; and

and any and all Damages arising from or in connection with any action, suit, proceeding, or claim incident to any of the foregoing.

10.4. Procedure. All claims for indemnification by a party under this Section 10 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party", respectively) shall be asserted and resolved as follows:

(i) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have twenty (20) days from the personal delivery or mailing, in accordance with Section 12.5, of the Claim Notice (the "Notice Period ") to notify the Indemnified Party whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this section, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that the Indemnifying Party chooses counsel reasonably satisfactory to the Indemnified Party. If the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense.

(ii) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person other than an Affiliate of Buyer if Buyer is the Indemnified Party.

(iii) If any Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by arbitration in accordance with Section 11.

10.5 Limitation on Seller’s and Eateries’ Liability.

(a) Notwithstanding anything to the contrary contained in this Agreement, Seller and Eateries shall have liability to Buyer for the breach of a representation, warranty, covenant or other provision of this Agreement, including the agreement to indemnify, but excluding the representation, warranty, or covenant contained in Section 3.6, only with respect to individual losses or claims which exceed $1,000.00 (a "Material Loss") and then only to the extent the sum total of such Material Losses exceeds $5,000.00; provided further that Seller’s and Eateries’ aggregate liability to Buyer under this Agreement shall in no event exceed the Purchase Price;

(b) IN NO EVENT SHALL THE SELLER OR EATERIES HAVE ANY LIABILITY TO BUYER (OTHER THAN TO THIRD PARTIES WITH RESPECT TO CLAIMS FOR WHICH SELLER OR EATERIES IS AN INDEMNIFYING PARTY) FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS), REMOTE OR SPECULATIVE DAMAGES IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

10.6 Losses. The amount of any loss for which reimbursement or indemnification is provided under this Section 10 shall be net of any amounts recovered or recoverable by a party or an Indemnified Party under insurance policies with respect to such loss. Any indemnification or other payment by Seller or Eateries to Buyer under Section 10 shall be deemed a reduction to the Purchase Price in the amount of such payment.

10.7 Remedies Exclusive. The provisions of this Section 10 set forth the exclusive remedies for breach of this Agreement or related to the transaction contemplated by this Agreement except for termination rights as set forth in Section 9 and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

11. RESOLUTION OF DISPUTES

The following provisions shall apply to any controversy between Seller and Eateries and Buyer (including any director, officer, shareholder, partner, manager, member employee, agent or Affiliate of Seller, Eateries or Buyer) and relating to or arising out of this Agreement or any transaction contemplated by this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable):

11.1. Arbitration. The parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the "Rules") of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

11.1.1. Applicable Law. The Oklahoma Arbitration Act shall apply to the arbitration and all procedural matters relating to the arbitration.

11.1.2. Selection of Arbitrators. The parties shall select one arbitrator within ten (10) days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within such ten (10) day period, or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance the Rules.

11.1.3. Location of Arbitration. The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

11.1.4. Discovery. The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (i) a specific need for the discovery, (ii) that the discovery likely will lead to material evidence needed to resolve the controversy, and (iii) that the scope, timing and cost of the discovery is not excessive.

11.1.5. Authority of Arbitrator. The arbitrator shall not have the power (i) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement or (ii) to grant interim injunctive relief prior to the award.

11.1.6. Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

11.2. Attorneys' Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys' fees and costs incurred after the filing of the demand and submission. If Buyer prevails, the award shall include a reasonable amount for that portion of Buyer's administrative overhead allocable to the time devoted by Buyer's in-house legal staff.

12. GENERAL PROVISIONS

12.1. Survival of Representations, Warranties and Covenants. Seller, Eateries and Buyer agree that all representations, warranties and covenants made in this Agreement are material and have been relied upon by the parties, notwithstanding any investigation by any party. Seller, Eateries and Buyer agree that the representation, warranties, and covenants, which by their terms, require performance after the Closing Date will survive the Closing Date; provided, the limitation on indemnification set forth in Section 10.1 will apply to claims for breach of the representations and warranties under this Agreement.

12.2. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated under this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach by another party.

12.3. Public Announcements. Unless consented to in writing by the parties in advance or required by Legal Requirements, Seller, Buyer and Eateries shall keep this Agreement strictly confidential and shall not make any disclosure of this Agreement to any person other than their respective agents, partners, advisors, consultants and representatives as required to consummate the contemplated transactions. Eateries shall, in its discretion, issue a press release regarding the entry into this Agreement, and shall consult with Buyer regarding the terms of such release. Seller and Buyer shall consult with each other concerning the means by which the Restaurants' employees, customers, suppliers, and others having dealings with the Restaurants shall learn of this Agreement and the transactions contemplated by this Agreement, and Buyer shall have the right to be present for any such communication.

12.4. Confidentiality. Between the date of this Agreement and the Closing Date (and if Closing does not occur, for a period of one (1) year after the Effective Date) and in accordance with that certain letter of understanding between the parties, dated October 9, 2002, Buyer and Seller will maintain in confidence, and will cause the officers, directors, shareholders, members, managers, employees, agents, partners, members, advisors and representatives of Buyer, Seller and Eateries to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained from another party in connection with this Agreement or the transactions contemplated under this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated under this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

12.5. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (with written confirmation of receipt), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Seller:                         Fiesta Restaurants, Inc.

1220 S. Santa Fe Avenue

Edmond, Oklahoma 73003

Fax: (405) 705-5001

Attention: Vincent F. Orza, Jr.

Eateries:                         Eateries, Inc.

1220 S. Santa Fe Avenue

Edmond, Oklahoma 73003

Fax: (405) 705-5001

Attention: Vincent F. Orza, Jr.

With a copy to:                 Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

                                        320 S. Boston Avenue, Suite 400

                                        Tulsa, Oklahoma 74103

                                        Fax: (918) 594-0505

                                        Attention: Del L. Gustafson

Buyer:                          Fiesta (Shea Blvd.), L.L.C.

15208 Grand Parke Drive

Edmond, Oklahoma 73013

Attention: H. Preston Stockton

With a copy to:                 Phillips McFall McCaffrey McVay

                                          & Murrah, P.C.

                                        Twelfth Floor, One Leadership Square

                                        211 N. Robinson Avenue

                                        Oklahoma City, Oklahoma 73102

                                        Fax: (405) 235-4133

                                        Attention: D. Keith McFall, Esq.

12.6. Further Assurances. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.9. Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer provided that Buyer will remain liable under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13. Governing Law. This Agreement will be governed by the laws of the state of Oklahoma without regard to conflicts of laws principles thereof.

12.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                                                 FIESTA (SHEA BLVD.), L.L.C., an Oklahoma limited liability company

                                                                              By:_______________________________________

                                                                                          H. Preston Stockton, Manager

EATERIES:                                                        EATERIES, INC., an Oklahoma corporation

                                                                             By:

                                                                                        Vincent F. Orza, Jr., Chief Executive Officer

                                                                                         and Chairman of the Board

SELLER:                                                                FIESTA RESTAURANTS, INC., an Oklahoma corporation

                                                                    By:

                                                                                    Vincent F. Orza, Jr., Chief Executive Officer

                                                                                     and Chairman of the Board

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1                Assignment and Assumption Agreement

Exhibit 2                Assignment of Lease Agreement

Exhibit 3                Balance Sheet

Exhibit 4                Bill of Sale

Schedule 2.1.1       Operating Assets

Schedule 2.1.3       Assumed Contracts

Schedule 2.1.5       Excluded Employees

Schedule 2.1.6       Expressly Assumed Liabilities

Schedule 3.9.2       Tax Matters

Schedule 3.11.1      Employment Matters

Schedule 3.11.2      Employee Plans

Schedule 3.11.5      Employees and Salaries

Schedule 3.11.7      Owner/Operators and Owner/Operator Agreements

Schedule 3.12         Litigation

Schedule 3.13      Absence of Certain Changes and Events

Schedule 3.14      Applicable Contracts

Schedule 3.16      Condemnation Matters